UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2015

American Brewing Company, Inc.
(Exact name of registrant as specified in its charter)
Washington
(State or other jurisdiction of incorporation)

333-193725	27-2432263
(Commission File Number)	(IRS Employer Identification No.)

180 West Dayton Street, Warehouse 102, Edmonds, WA 98020
(Address of principal executive offices) (Zip Code)

(425) 774-1717
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On June 5, 2015, the Company entered into a Preferred Stock Purchase Agreement with an unaffiliated third party, whereby the Company sold 25,000 shares of its Series B Preferred Stock for a purchase price of $25,000.

The shares of Series B Preferred Stock rank even to the Company's Common Stock, are not eligible for dividends, have equal liquidation preference with our Common Stock, and have no voting rights.  The Series B Preferred Shares are convertible into eight shares of Common Stock for each share of Series B Preferred Stock held, with the limitation that no shares of Series B Preferred Stock may be converted in an amount that would result in the beneficial ownership of greater than 9.99% of the outstanding Common Stock of the Company.

On August 17, 2015, the Company issued 84,000 shares of its Common Stock and 42,000 warrants to purchase shares of its Common Stock to an unaffiliated third party pursuant to a Subscription Agreement dated August 17, 2015.  The purchase price for the shares of Common Stock and warrants to purchase Common Stock was $25,200.

On September 10, 2015, the Company issued 85,000 shares of its Common Stock and 42,500 warrants to purchase shares of its Common Stock to an unaffiliated third party pursuant to a Subscription Agreement dated April 20, 2015.  The purchase price for the shares of Common Stock and warrants to purchase Common Stock was $25,500.

On September 10, 2015, the Company issued 35,000 shares of its Common Stock and 17,500 warrants to purchase shares of its Common Stock to an unaffiliated third party pursuant to a Subscription Agreement dated April 13, 2015.  The purchase price for the shares of Common Stock and warrants to purchase Common Stock was $10,500.

The securities described above were sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BREWING COMPANY, INC.

Date:  September 11, 2015                                                                                                  By:            /s/ Neil Fallon
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Neil Fallon, Chief Executive Officer

By:            /s/ Julie Anderson
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Julie Anderson, Vice President